SKECHERS U.S.A., INC.
AMENDMENT NO. 3
TO
AMENDED AND RESTATED
1998 STOCK OPTION, DEFERRED STOCK
AND
RESTRICTED STOCK PLAN

The following constitutes the amended provision of the Amended and Restated 1998 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”) of Skechers U.S.A., Inc. (the “Company”). Pursuant to approval of the Board of Directors obtained at a meeting held on February 20, 2007, the following amendment to the Plan was approved:

1. Section 3(c) of the Plan shall be deleted in its entirety and replaced with the following:

(a) In the event of any merger, reorganization, consolidation, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other change in corporate structure affecting the Stock, a substitution or adjustment will be made in (i) the aggregate number of shares reserved for issuance under the Plan, (ii) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan and (iii) the kind and number of shares of Deferred Stock and Restricted Stock issued under the Plan, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award of Stock Options, Deferred Stock or Restricted Stock. The adjustments provided under this Section 3(c) will be nondiscretionary and shall be final and binding on the affected Participant and the Company; provided, however, that with respect to Incentive Stock Options, such adjustments shall be made in accordance with Section 422 of the Code.

IN WITNESS WHEREOF, pursuant to the dual authorization and adoption of this amendment to the Plan by the Board of Directors on the day and year first above written, the Company has caused this amendment to the Plan to be duly executed by its duly authorized officer.

SKECHERS U.S.A., INC., a Delaware corporation /s/ David Weinberg

Name: David Weinberg Title: Executive Vice President and Chief Operating Officer